Exhibit 4.15(d)

THIRD SUPPLEMENTAL INDENTURE dated as of May 2, 2007 among

LYONDELL CHEMICAL COMPANY, as Company

and

THE BANK OF NEW YORK, as Trustee

__________________________

10 ½% Senior Secured Notes due 2013

     THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of May 2, 2007, among LYONDELL CHEMICAL COMPANY, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, as trustee (the “Trustee”).

RECITALS

     WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 20, 2003, as amended, supplemented or otherwise modified to date (the “Indenture”), relating to the Company’s 10 ½% Senior Secured Notes due 2013 (the “Notes”);

     WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, Lyondell, the Trustee and any Subsidiary Guarantor may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; and

     WHEREAS, pursuant to Lyondell’s Consent Solicitation Statement dated April 18, 2007, the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes has been obtained to amend the definition of “Permitted Refinancing” as set forth below.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT SECTION ONE

1.1	Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

1.2	The Trustee makes no representations as to the validity or sufficiency of this

Supplemental Indenture. The recital contained in the third paragraph of the recitals herein is deemed to be that of the Company.

SECTION TWO

     The definition of “Permitted Refinancing” in Section 1.01 of the Indenture shall be deleted in its entirety and replaced by the following:

     “Permitted Refinancing” means any Indebtedness of the Company or any of its Subsidiaries or Preferred Stock of a Finance Subsidiary issued in exchange for, or the net proceeds of which are used within 45 days solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that:

     (i) the principal amount (or liquidation preference in the case of Preferred Stock) of such Permitted Refinancing (or if such Permitted Refinancing is issued at a discount, the initial issuance price of such Permitted Refinancing) does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith);

     (ii) such Permitted Refinancing or, in the case of Preferred Stock of a Finance Subsidiary, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated by its terms in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing, or, in the case of Preferred Stock, the Indebtedness issued to such Finance Subsidiary, has a Stated Maturity date later than the Stated Maturity date of, and is subordinated in right of payment to, the Notes on subordination terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (provided that in the case of a Permitted Refinancing of the Senior Subordinated Notes pursuant to Section 4.07(b)(v), such Permitted Refinancing need not comply with such subordination requirements);

     (iv) such Indebtedness is incurred by the Company or a Subsidiary Guarantor (or such Preferred Stock is issued by a Finance Subsidiary) if the Company or a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (v) such Indebtedness is incurred by the Company or a Restricted Subsidiary (or such Preferred Stock is issued by a Finance Subsidiary) if a Restricted Subsidiary that is not a Subsidiary Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

SECTION THREE

     This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

SECTION FOUR

     This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

SECTION FIVE

     This Supplemental Indenture is an amendment supplemental to the Indenture. The Indenture and this Supplemental Indenture shall henceforth be read together.

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     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first written above.

LYONDELL CHEMICAL COMPANY, as Company

By: /s/ Karen A. Twitchell______________ Name: Karen A. Twitchell Title: Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By: /s/ Robert A. Massimillo____________ Name: Robert A. Massimillo Title: Vice President